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INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors of
Tremont Advisers, Inc.


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-78346) pertaining to the Tremont Advisers, Inc. 401(k) Savings Plan of our report dated February 5, 1997 on the financial statements of The Broad Market Fund, L.P. as of December 31, 1996 and for each of the two years in the period then ended which report is included in the Annual Report on Form 10-KSB of Tremont Advisers, Inc. for the year ended December 31, 1996.


Goldstein Golub Kessler & Company, P.C.
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GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

March 10, 1997